UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):    February 15, 2012

Commission File No. 000-16929

Soligenix, Inc.
(Exact name of small business issuer as specified in its charter)

DELAWARE	41-1505029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

29 Emmons Drive, Suite C-10 Princeton, NJ	08540
(Address of principal executive offices)	(Zip Code)
(609) 538-8200
(Issuer’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of the continuing efforts of Soligenix, Inc. (the “Company”) to manage its cash expenditures, the Company has eliminated a large portion of consulting support and non-grant related contractor expenses.  In connection with these measures, the Company has terminated without cause the employment agreement of Evan Myrianthopoulos, the Chief Financial Officer of the Company, effective February 15, 2012.  In recognition of Mr. Myrianthopoulos’ services to the Company and by mutual agreement, he will remain a member of the Company’s Board of Directors where he will continue to be active with business development activities.

Joseph Warusz, CPA, MBA, the Company’s Controller and Vice President of Administration since joining the Company in June 2011, will assume the positions of Vice President of Finance and Acting Chief Financial Officer.

Mr. Warusz, age 55, has more than 28 years of financial management experience in public and private life science companies as well as large pharma.  From 1979 to 1983, he was employed at Peat Marwick Main & Company (now KPMG LLP) working with the firm’s clients in various industry segments.  From 1983 through 1998, he served in various Finance, Auditing and Controller roles with Bristol-Myers Squibb.  From 1998 through 2011, he held senior financial positions with Amicus Therapeutics, Inc., Orchid Cellmark, Inc. and NexMed, Inc., as well as consulting assignments at Ardea BioSciences, Inc. and NovaDel Pharma, Inc., all R&D-focused companies in the biotechnology and specialty pharmaceutical arenas.  He received his Bachelor degree in Business and Accounting from Drexel University in 1981 and received his MBA in Finance from Drexel University in 1991 and is a Certified Public Accountant licensed in the State of Pennsylvania.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

           Soligenix, Inc.

February 17, 2012                                                                           By:           /s/ Christopher J. Schaber
Christopher J. Schaber, PhD
President and Chief Executive Officer
(Principal Executive Officer)